EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Novusterra, Inc. on Amendment No. 12 to Form S-1 to be filed on or about March 11, 2022, of our report dated February 21, 2022, on our audits of the financial statements of Novusterra, Inc. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period September 21, 2020 (date of formation) to December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paris, Kreit & Chiu CPA LLP

(formerly Benjamin & Ko)

New York, NY

March 11, 2022